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                                                                       Exhibit 5

                     [MAYS & VALENTINE, L.L.P. LETTERHEAD]


                               November __, 2000


Board of Directors
FNB Corporation
105 Arbor Drive
Christiansburg, Virginia 24068

Ladies and Gentlemen:


     This letter is in reference to the amendment one to the Registration Statement on Form S-4 dated November __, 2000, filed by FNB Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"). The Registration Statement relates to ________ shares of Common Stock, $5.00 par value per share (the "Shares"), which Shares are proposed to be offered to the shareholders of CNB Holdings, Inc., a Virginia bank holding company ("CNB"), pursuant to an Agreement and Plan of Merger, dated as of July 10, 2000, by and between CNB and the Company, and (collectively, the "Agreement").

     We have examined such corporate proceedings, records and documents as we considered necessary for the purposes of this opinion. We have relied upon certificates of officers of the Company where we have deemed it necessary in connection with our opinion.

     Based upon such examination, it is our opinion that the aforementioned Shares, when issued will be validly issued, fully paid and nonassessable under the laws of the Commonwealth of Virginia.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Opinion" in the Proxy Statement forming a part of the Registration Statement.

                                      Very truly yours,

                                      MAYS & VALENTINE, L.L.P.